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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Quanex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANEX CORPORATION
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

January 19, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Tuesday, February 27, 2007, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

This year you will be asked to vote in favor of the election of two directors and in favor of an increase in the number of shares of common stock that the Company is authorized to issue. These proposals are more fully explained in the attached proxy statement, which you are encouraged to read.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL OUTLINED IN THE ATTACHED PROXY, AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Thank you for your cooperation.
Sincerely,

Raymond A. Jean
Chairman of the Board

QUANEX CORPORATION PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 27, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on February 27, 2007, at 8:00 a.m., C.S.T., for the following purposes:

(1) To elect two directors to serve until the Annual Meeting of Stockholders in 2010;

(2) To approve an increase in the amount of common stock that the Company is authorized to issue; and

(3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

The Board of Directors has fixed the close of business on January 5, 2007, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

The Company’s Annual Report to Stockholders for the year ended October 31, 2006, accompanies this Notice.

By order of the Board of Directors,

Kevin P. Delaney
Senior Vice President — General Counsel
and Secretary

Houston, Texas
January 19, 2007

i

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held February 27, 2007

This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 19, 2007, to all holders of record on January 5, 2007, (the “Record Date”), of the common stock, $.50 par value (“Common Stock”), of Quanex Corporation, a Delaware corporation (the “Company”), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 1900 West Loop South, Suite 1500, Houston, Texas, 77027, at 8:00 a.m., C.S.T., on Tuesday, February 27, 2007, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any un-revoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein and for each other proposal included herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 37,167,874 shares of Common Stock issued and outstanding (which number of shares reflects our March 31, 2006, stock split in the form of a stock dividend). Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

On February 23, 2006, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend, payable on March 31, 2006, to holders of record on March 15, 2006. Unless otherwise stated herein, all share amounts and related information in this proxy statement are presented after giving effect to such stock split.

The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies). The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company’s principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas, 77027.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two directors are to be elected at the meeting. The Company’s Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of Joseph J. Ross, Richard L. Wellek and Vincent R. Scorsone expire at the 2007 Annual Meeting. Each of Messrs. Ross and Wellek are proposed nominees for director for a term expiring at the 2010 Annual Meeting. Mr. Scorsone has decided to retire as a director of the Company, and therefore has chosen not to stand for re-election. The respective terms of directors expire on the dates set forth below.

			Director
	Principal Occupation	Age	Since

Nominees for election for terms expiring at the 2010 Annual Meeting
Joseph J. Ross	Retired since 2004 from Federal Signal Corporation, a manufacturer of safety and communications equipment and specialty vehicles (Oak Brook, Illinois)	60	2001
Richard L. Wellek	Retired since 1999 from Varlen Corporation, a manufacturer of engineered products supplying the railroad, light vehicle, and heavy duty truck markets (Naperville, Illinois)	68	2003
Directors whose terms expire at the 2009 Annual Meeting
Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer of YRC Worldwide Inc. (formerly Yellow Roadway Corporation), a provider of transportation services throughout North America and other international markets (Overland Park, Kansas)	63	1995
Raymond A. Jean	Chairman of the Board, President and Chief Executive Officer, Quanex Corporation	64	2001
Directors whose terms expire at the 2008 Annual Meeting
Susan F. Davis	Executive Vice President of Human Resources of Johnson Controls, Inc., a global leader in automotive systems, battery technology and building controls (Milwaukee, Wisconsin)	53	1998
Joseph D. Rupp	Chairman, President and Chief Executive Officer of Olin Corporation, a basic materials company concentrated in metals, chemicals and ammunition (Clayton, Missouri)	56	2007
Director whose term expires at the 2007 Annual Meeting, and who is not standing for re-election
Vincent R. Scorsone	Retired since 1994 from Alcoa, Inc., a manufacturer of aluminum products (Pittsburgh, Pennsylvania)	71	1995

Mr. Ross retired in January 2004 from Federal Signal Corporation. Prior to his retirement, he served as Chairman of the Board and Chief Executive Officer of Federal Signal. Mr. Ross joined Federal Signal in 1983 as its Vice President — General Counsel, assumed the role of Chief Executive Officer in 1987, and added the Chairman’s responsibilities in 1990. Mr. Ross currently serves on the board of Enodis PLC.

Mr. Wellek was Chairman of the Board of Prism Financial Corporation until June 2000. Prior to his tenure with Prism, Mr. Wellek retired as Chairman of the Board from Varlen Corporation, a manufacturer of engineered transportation products supplying the railroad, light vehicle, and heavy duty truck markets, where he served in various capacities from 1968 to 1999, including President and Chief Executive Officer and later, Chairman of the Board.

Mr. Barger was appointed to his present position with YRC Worldwide Inc. (formerly Yellow Roadway Corporation) in December 2000. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. Mr. Barger currently serves on the board of Gardner Denver, Inc.

Mr. Jean joined the Company as President and Chief Executive Officer and was elected to the Board of Directors in February 2001 and elected Chairman of the Board in May 2001. Prior to joining the Company, Mr. Jean was Corporate Vice President and a member of the Board of Directors for AMSTED Industries, a diversified, privately held manufacturer of railroad, vehicular, construction, and general industrial products. Prior to joining AMSTED Industries, through its acquisition of Varlen Corporation in August 1999, Mr. Jean had served as President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Mr. Jean currently serves on the boards of AMSTED Industries and Nicor Inc.

Ms. Davis was elected in September 2006 as Executive Vice President of Human Resources for Johnson Controls, a global leader in automotive systems, battery technology and building controls. Ms. Davis previously served as Vice President of Human Resources for Johnson Controls from 1994 to 2006, and in various positions with Johnson Controls, which she originally joined in 1983.

Mr. Rupp has been Chairman, President and Chief Executive Officer of Olin Corporation since 2005. Prior to his election as Chairman, Mr. Rupp was President and CEO of Olin from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions with Olin, which he originally joined in 1972. Olin is a $2.4 billion NYSE-traded basic materials company concentrated in metals, chemicals and ammunition.

Mr. Scorsone retired from Alcoa, Inc. in 1994, and prior to his retirement, served as Executive Vice President, Chairman’s Counsel from 1991 to 1994 and Group Vice President, Alcoa Aerospace and Industrial Products from 1986 to 1991. Prior to that time, Mr. Scorsone served in various management positions with Alcoa.

The Board of Directors has affirmatively determined that each of Messrs. Rupp, Scorsone, Ross, Wellek and Barger and Ms. Davis have no material relationship with the Company and have satisfied the independence requirements of the New York Stock Exchange. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of Quanex with various companies with which such directors may be affiliated and has determined that none of these relationships could impair the independence of such directors. In making this assessment, the Board took into account the level of transactions with such companies in relationship to the Company’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions. In addition, each of such directors has met the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting, and there are no family relationships among any of the directors or executive officers of the Company. Messrs. Ross and Wellek have each indicated a willingness to serve if elected. If a nominee should be unable to serve or will not serve for any reason, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Recommendation

The Board of Directors recommends that you vote “FOR” both of the nominees. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of Messrs. Ross and Wellek. If either nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

PROPOSAL NO. 2

INCREASE IN AMOUNT OF COMMON STOCK AUTHORIZED FOR ISSUANCE

The Company’s Board of Directors has unanimously approved and recommended that the shareholders of the Company adopt an amendment to Article Four of the Company’s Restated Certificate of Incorporation to increase the total number of authorized shares of the Company’s common stock, par value $.50 (the “Common Stock”), from 50,000,000 to 100,000,000. Of the 50,000,000 shares currently authorized, at the Record Date there were 37,167,874 shares of Common Stock issued and outstanding, an aggregate of 1,566,573 shares of Common Stock reserved for issuance pursuant to outstanding options granted under the Company’s 1989 Non-Employee Director Stock Option Plan, 1996 Employee Stock Option and Restricted Stock Plan, 1997 Non-Employee Director Stock Option Plan, 1997 Key Employee Stock Plan and 2006 Omnibus Incentive Plan, and 1,981,211 shares of Common Stock reserved for issuance upon the conversion of the Company’s 2.50% Convertible Senior Debentures due May 15, 2034, leaving a total of 9,284,342 shares of Common Stock authorized and available for future issuances for corporate purposes, including stock dividends, acquisitions, financings and employee benefit plans.

The purpose of the amendment increasing the authorized number of shares of Common Stock is to provide the Company with additional flexibility in issuing stock dividends and in effecting acquisitions and financings to enable the Company to raise capital and accomplish other corporate objectives in response to market conditions or growth opportunities as and when they become available. Although the Company has no current plans, proposals or understandings that would require the use of the additional shares of Common Stock to be authorized, the Company recognizes the desirability of having a sufficient number of authorized shares available for future acquisitions as well as for stock dividends, public offerings or private placements of Common Stock or securities convertible or exchangeable into shares of Common Stock. The proposed amendment will provide the Company with additional flexibility to effect any future stock dividends, acquisitions and financings, or to implement additional employee benefit plans.

The increase in the authorized number of shares of Common Stock will be effected through an amendment to the first paragraph of Article Four of the Company’s Restated Certificate of Incorporation. As amended, such paragraph would read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred and One Million (101,000,000) of which One Hundred Million (100,000,000) shall be shares of Common Stock, par value Fifty Cents ($.50) per share, and of which One Million (1,000,000) shares shall be Preferred Stock, no par value.”

Except as provided under Delaware law or as may be required by the rules of the New York Stock Exchange or the Securities and Exchange Commission, it is not anticipated that any future authorization by a vote of stockholders will be sought for the issuance of any shares of Common Stock. Stockholders of the Company do not have any preemptive rights to purchase additional shares of Common Stock, whether now or hereafter authorized. The Financial and Other Information required by Item 13 of Regulation 14A of the Securities and Exchange Act of 1934 is included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, and is incorporated herein by reference.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to increase the total number of authorized shares of Common Stock. Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. If you do not vote against or abstain from voting on the proposal, your proxy will not be treated as either a vote for or against the proposal. However, because the proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company’s directors.

Name and Age	Office and Length of Service

Raymond A. Jean, 64	Chairman of the Board, President and Chief Executive Officer since 2001
Thomas M. Walker, 59	Senior Vice President — Finance and Chief Financial Officer since 2006
Kevin P. Delaney, 45	Senior Vice President — General Counsel since 2005 and Secretary since 2004
John J. Mannion, 40	Vice President — Treasurer since 2004
Paul A. Hammonds, 50	Vice President — Corporate Development since 2005
Brent L. Korb, 34	Vice President — Corporate Controller since 2005
Mark A. Marcucci, 52	Vice President since 2006 and President — MACSTEEL since 2002

Mr. Jean was elected Chairman of the Board on May 22, 2001, and was named President and Chief Executive Officer of the Company on February 22, 2001. Prior to that time, Mr. Jean was Corporate Vice President of Amsted Industries, a diversified, privately held manufacturer of railroad, vehicular, building, and general industrial products, since 1999. Prior to that time, Mr. Jean was President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Prior to that time, Mr. Jean was Group Vice President and Chief Operating Officer of Varlen since 1993 and Group Vice President since 1988.

Mr. Walker was named Senior Vice President — Finance and Chief Financial Officer on June 12, 2006. Prior to that, he was Executive Vice President and Chief Financial Officer of Alliant Energy Corporation, a multi-national utility holding company, from 1996 to 2003. Mr. Walker initially joined IES and merged two other entities into what became Alliant. Prior to that time, Mr. Walker was Executive Vice President, Chief Financial and Administrative Officer, and a member of the Board of Directors for Information Resources, Inc., a multi-national market research and software development company, from 1990 to 1995. Prior to that time, Mr. Walker was Vice President of Finance and Administration, Treasurer and Member of the Board of Directors for Praxis Biologics, a bio-pharmaceutical firm that was later acquired by American Cyanamid, from 1988 to 1990.

Mr. Delaney was promoted to Senior Vice President — General Counsel of the Company on February 24, 2005. Prior to that, he was named Vice President — General Counsel of the Company on July 23, 2003, and Secretary on February 26, 2004. Prior to that he was Chief Counsel for Trane Residential Systems, a business of American Standard Companies, a global manufacturer with market leading positions in automotive, bath and kitchen and air conditioning systems, since January 2002, Assistant General Counsel for American Standard Companies since January 2001 and Group Counsel for The Trane Company’s North American Unitary Products Group since 1997. Prior to that time, Mr. Delaney was Vice President — General Counsel with GS Roofing Products Company, Inc. from 1995 to 1997 and Senior Attorney with GTE Directories Corporation from 1991 to 1995.

Mr. Mannion was named Vice President — Treasurer of the Company on August 30, 2004, and prior to that time was Senior Director — Treasury from 2002 to 2004, and Senior Director — Financial Planning & Analysis from 1996 to 2002, for ExpressJet Airlines, a commercial airline. Prior to that time, Mr. Mannion served as Director — Corporate Finance from 1995 to 1996, and Director — Corporate Development from 1994 to 1995, for

Continental Airlines. From 1992 to 1994, Mr. Mannion was Senior Financial Analyst — Financial Planning & Analysis for Northwest Airlines.

Mr. Hammonds was named Vice President — Corporate Development of the Company on February 24, 2005 and Director of Corporate Business Development on March 11, 2003. Prior to that time, Mr. Hammonds was Director, Catalog Operations and Supplier Integration for ICG Commerce Inc., a provider of electronic procurement services, since 2000. For eleven years prior to that Mr. Hammonds held positions with Grainger Industrial Supply including Product Category Director, Director of Product Process Development and Division Manager.

Mr. Korb was named Vice President — Corporate Controller of the Company on February 2, 2005 and Assistant Controller on November 24, 2003. Prior to that time, Mr. Korb was Corporate Controller & Director Business Analysis since 2003, and Manager of Business Analysis since 2001, of Resolution Performance Products, a manufacturer of specialty chemicals. From 1996 to 2001, Mr. Korb held positions at SCI Management Corporation, a provider of funeral, cremation and cemetery services, including Director International Finance & Accounting, Manager International Finance & Accounting, Manager Corporate Development, Manager Strategic Planning, and Financial Analyst.

Mr. Marcucci was named Vice President of the Company on June 1, 2006, and has been President of the Company’s MACSTEEL division since 2002. Prior to that, Mr. Marcucci served MACSTEEL as Vice President and General Manager from 2001-2002, and as Melting Superintendent, General Manager from 1991 to 2001. Before joining MACSTEEL, Mr. Marcucci was employed at Copperweld Steel Company from 1977 to 1991, where he held various technical and operating roles of increasing responsibility, including Director of Steelmaking immediately prior to his joining MACSTEEL.

DIRECTOR AND OFFICER COMPENSATION

Director Compensation

Directors who are also employees of the Company do not receive any additional compensation for serving on our Board. Mr. Jean is the only director who is also an employee of the Company, and as such he does not receive any additional compensation for such service.

In fiscal 2006, our non-employee directors received the following compensation:

•	Annual Cash Retainer[1] — $40,000/year paid quarterly

•	Board Meeting Fees[1] — $1,500/meeting ($1,250/telephonic meeting)

•	Committee Meeting Fees[1] — $1,250/meeting

•	Committee Chairman Fees[1] — $2,500/year paid quarterly except Executive Committee Chair receives no extra pay

•	Annual Stock Retainer[2] — Equivalent value of $25,000 in restricted stock units and equivalent value of $50,000 in options to purchase shares of the Company’s common stock. Both the restricted stock units and the stock options vest immediately upon issuance on October 31, however the restricted stock units are restricted until the director ceases to serve in such role.

1 Non-employee directors are permitted to defer all or any part of their cash retainers and fees under the Quanex Corporation Deferred Compensation Plan (the “DC Plan”). These deferrals are placed into notional accounts maintained under the DC Plan and are deemed invested in cash, units denominated in the Common Stock, or any of the accounts available under the Company’s qualified 401(k) plan, as the director elects. If a director elects to make a deferral to his or her notional common stock unit account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to the director’s notional account. The number of units that is deemed invested in Company common stock units and credited to a director’s notional account is equal to the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange on the date the amount would have been paid had it not been deferred. If a dividend or other distribution is declared and paid on Common Stock, for each notional common stock unit credited to a director’s account a corresponding credit will be accrued in the director’s notional matching account. Except with respect to matching deferrals (and dividend deferrals, if any), all director deferrals are 100% vested. Matching deferrals (and dividend deferrals, if any) are 100% vested, unless a director receives a distribution from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to his or her notional common stock unit account. If a director receives such a distribution from the DC Plan, any matching amount corresponding to the deferral that has been credited for less than three years, plus any dividends or other distributions that correspond to such matching amount, will be forfeited. No payments may be made under the DC Plan until a distribution is permitted in accordance with the terms of the DC Plan. In the event of a “change of control” of the Company, any amount credited to a director’s account is fully vested and is payable in cash within five days after the change of control occurs. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who were members of the Board of Directors as of October 1, 2006 (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to October 1, 2006, and his election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. All distributions under the DC Plan will be made in cash. Any deferral or payment permitted under the DC Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986.
2 Restricted stock unit grants and stock option grants were issued from the Quanex Corporation 2006 Omnibus Incentive Plan.

•	Initial Stock Option Grant[2] — Following the first full year of service as a director, each non-employee director receives an initial stock option grant to purchase 5,000 shares of the Company’s common stock. These options vest immediately.

•	Expense Reimbursement — Directors are reimbursed for their expenses relating to attendance at meetings.

Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $1,700 to $2,500 per director for fiscal 2006.

The table below shows the compensation of non-employee directors in fiscal 2006.

	Annual Cash Compensation
	Annual	Committee	Board	Committee		Total
	Retainer	Chair Fees	Meeting Fees	Meeting Fees	Annual Stock	Compensation
Name	($)	($)	($)	($)	Retainer ($)(1)	($)

Donald G. Barger, Jr.	40,000	0	7,250	10,000	75,000	132,250
Susan F. Davis	40,000	2,500	8,750	6,250	75,000	132,500
Russell M. Flaum(2)	40,000	1,250	8,750	8,750	75,000	133,750
Joseph J. Ross	40,000	2,500	8,750	7,500	75,000	133,750
Vincent R. Scorsone	40,000	1,250	8,750	2,500	75,000	127,500
Richard L. Wellek	40,000	0	8,750	8,750	75,000	132,500

(1)	The value of the annual stock retainer is the equivalent value used to determine the number of restricted stock units and stock options granted. On October 31, 2006, each director was granted 746 restricted stock units and 3,388 stock options. The number of restricted stock units is based on the closing price of the Company’s stock on the date of grant, October 31, 2006 in this case. The number of stock options is based on the Black-Scholes value of an option to purchase Company stock.

(2)	Mr. Flaum retired as a director on December 13, 2006.

During fiscal 2006, Ms. Davis and Messrs. Barger, Flaum, Ross, and Wellek elected to defer cash compensation of $44,125, $42,000, $17,900, $44,125 and $44,750 respectively, under the DC Plan in the form of notional common stock units and their accounts were credited with 1,162, 1,090, 467, 1,156 and 1,180 notional common stock units, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 232, 218, 93, 231 and 236 notional common stock units, respectively.

Summary Compensation Table

The Summary Compensation Table sets forth certain information concerning the cash compensation and additional incentive compensation earned in the fiscal years ended October 31, 2006, 2005 and 2004 by the Chief Executive Officer and each of the Company’s four most highly compensated executives. The table shows amounts earned by such persons for all services rendered in all capacities to Quanex Corporation and its subsidiaries during the past three years.

					Long-Term Compensation
					Awards		Payouts
						Securities
				Other	Restricted	Underlying
		Annual Compensation		Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus(1)	Compensation	Award(s)(3)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	(2)($)	($)	(#)	(1)($)	(4)($)

Raymond A. Jean	2006	685,000	1,292,203	64,063	552,780	61,800	423,800	5,500
Chairman of the Board,	2005	650,000	1,300,000	61,545	515,040	92,250	770,000	5,250
President and Chief	2004	604,583	846,416	56,338	253,440	73,575	700,000	5,125
Executive Officer
Michael R. Bayles(5)	2006	330,000	371,613	27,998	202,686	22,350	179,300	6,400
Senior Vice President	2005	315,417	473,126	26,237	183,520	32,625	330,000	5,606
and Building Products	2004	296,250	355,500	20,636	198,000	31,050	312,000	40,675
Group President
Thomas M. Walker(6)	2006	124,848	194,779	22,522	107,790	15,000	0	39,081
Senior Vice President	2005	0	0	0	0	0	0	0
— Finance and	2004	0	0	0	0	0	0	0
Chief Financial Officer
Kevin P. Delaney	2006	225,000	318,335	20,546	122,840	13,500	89,650	37,679
Senior Vice President	2005	210,417	315,626	18,211	106,560	18,675	0	27,704
— General Counsel	2004	188,333	226,000	18,098	55,440	15,975	0	23,565
and Secretary
Mark A. Marcucci	2006	239,833	214,634	13,122	128,982	14,250	0	5,348
Vice President and	2005	225,067	225,067	12,698	177,600	28,125	0	5,790
President —	2004	206,067	206,067	11,893	0	28,125	0	5,665
MACSTEEL

(1)	Annual bonus compensation amounts and LTIP payouts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus and LTIP payouts also include the dollar value of the portion of the amounts deferred under the Company’s DC Plan. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a mix of cash, or notional common stock units or investment accounts. The amounts deferred under the DC Plan for the executives named above are:

	Fiscal Year 2006		Fiscal Year 2005		Fiscal Year 2004
	Bonus	LTIP	Bonus	LTIP	Bonus	LTIP
	Deferred	Deferred	Deferred	Deferred	Deferred	Deferred
Name	($)	($)	($)	($)	($)	($)

Jean	1,292,203	423,800	0	0	346,416	700,000
Bayles	0	0	118,282	82,500	177,750	156,000
Walker	84,890	0	0	0	0	0
Delaney	159,168	0	110,469	0	90,400	0
Marcucci	0	0	0	0	0	0

(2)	The executives named above receive various perquisites provided by or paid for by the Company. These perquisites can include life insurance, financial planning, personal use of automobiles, memberships in social and professional clubs and gross up payments equal to taxes payable on certain perquisites. The amounts reported in Other Annual Compensation for the executives named above are:

		Life
		Insurance >	Financial		Club	Tax
		$50,000	Planning	Automobile	Membership	Gross Ups	Total
Name	Year	($)	($)	($)	($)	($)	($)

Jean	2006	15,880	10,000	11,653	11,686	14,844	64,063
	2005	14,454	10,000	11,690	11,376	14,026	61,545
	2004	13,622	8,025	11,411	10,863	12,416	56,338
Bayles	2006	5,327	7,241	8,222	0	7,208	27,998
	2005	4,913	7,000	7,491	0	6,833	26,237
	2004	4,664	6,904	2,432	0	6,635	20,636
Walker	2006	4,184	0	3,683	1,434	13,221	22,522
	2005	0	0	0	0	0	0
	2004	0	0	0	0	0	0
Delaney	2006	3,555	475	10,442	3,763	2,311	20,546
	2005	2,100	1,250	9,329	3,611	1,921	18,211
	2004	1,884	1,250	9,423	3,743	1,798	18,098
Marcucci	2006	1,775	0	5,576	4,975	796	13,122
	2005	1,499	0	5,932	4,905	363	12,698
	2004	1,412	0	5,679	4,440	363	11,893

(3)	The number and aggregate value of unvested restricted stock awards as of October 31, 2006 were: 47,475 shares ($1,590,887) for Mr. Jean; 40,575 shares ($1,359,668) for Mr. Bayles; 3,000 shares ($100,530) for Mr. Walker; 10,200 shares ($341,802) for Mr. Delaney; and 9,900 shares ($331,749) for Mr. Marcucci. On December 5, 2006, subsequent to the Company’s fiscal 2006 year end, Messrs. Jean, Walker, Delaney and Marcucci received 17,500, 5,300, 3,300 and 3,600 restricted stock awards, respectively. Dividends are paid at regular rates on restricted shares. Restricted stock awards generally vest in full on the third anniversary after the date of grant. All of Mr. Jean’s unvested restricted stock awards will vest on or before December 2007. All of Mr. Bayles’ unvested restricted stock awards vested following the end of the fiscal year and prior to his retirement. 6,975 of Mr. Bayles’ restricted stock awards vested because the Compensation and Management Development Committee of the Board, in consideration of Mr. Bayles’ contributions during his time of service and as permitted under the terms of the Company’s equity incentive plans, accelerated the vesting of a restricted stock award granted to Mr. Bayles on December 1, 2004, such that it vests on January 8, 2007 rather than December 1, 2007. The remainder of Mr. Bayles’ awards vested by their original grant terms.

(4)	All other compensation generally includes Company contributions under the Company’s 401(k) plan, a 20% match under the Company’s DC Plan and a 15% match under the Company’s Employee Stock Purchase Program (ESPP). Fiscal 2006 included one-time expenditures related to Mr. Walker’s relocation. Contributions for fiscal 2006 for the persons named above are as follows ($):

				Relocation	Initiation
Name	401(k)	DC Plan	ESPP	Expenses	Fees	Other	Total

Jean	5,500	0	0	0	0	0	5,500
Bayles	5,500	0	0	0	0	900	6,400
Walker	0	8,489	0	20,592	10,000	0	39,081
Delaney	5,500	31,834	345	0	0	0	37,679
Marcucci	4,808	0	540	0	0	0	5,348

(5)	Mr. Bayles retired from the Company effective January 9, 2007.

(6)	Mr. Walker joined the Company in his current position effective June 12, 2006.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted to the named executives during the Company’s last fiscal year.

	Individual Grants(1)(4)				Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options	Exercise		of Stock Price Appreciation
	Underlying	Granted to	or Base		for Option Term(3)
	Options	Employees in	Price	Expiration	5%	10%
Name	Granted (#)	Fiscal Year(2)	($/Share)	Date	($)	($)

Raymond A. Jean	61,800	22.2%	$40.95	12/1/2015	1,591,550	4,033,300
Michael R. Bayles	22,350	8.0%	$40.95	12/1/2015	575,585	1,458,645
Thomas M. Walker	15,000	5.4%	$35.93	6/12/2016	338,943	858,947
Kevin P. Delaney	13,500	4.8%	$40.95	12/1/2015	347,669	881,061
Mark A. Marcucci	14,250	5.1%	$40.95	12/1/2015	366,984	930,008

(1)	The exercise price of all options is the closing price of Quanex Corporation stock on the date of grant as reported on the New York Stock Exchange. Options granted in fiscal 2006 become exercisable in one-third annual increments beginning one year after the date of grant and expire 10 years from the date of grant.

(2)	Total options granted in fiscal year 2006 to eligible employees of Quanex Corporation and its subsidiaries covered a total of 278,828 shares.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of future prices of Quanex Corporation’s Common Stock. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4)	On December 5, 2006, subsequent to the Company’s fiscal 2006 year end, Messrs. Jean, Walker, Delaney and Marcucci received 80,600, 25,000, 15,100 and 16,400 Options, respectively, at an exercise price of $37.47.

Aggregated Option Exercises in Last Fiscal Year

The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal year 2006 by the Company’s executives named in the Summary Compensation Table. The table also shows the number of shares covered by exercisable and unexercisable options held by such executives on October 31, 2006 and the aggregate gains that would have been realized had these options been exercised on October 31, 2006, even though these options were not exercised and the unexercisable options could not have been exercised on October 31, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-The-Money Options
	Acquired	Value	at Fiscal Year End		at Fiscal Year End
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

Raymond A. Jean	95,550	3,218,621	203,550	147,825	3,388,617	832,925
Michael R. Bayles	39,975	1,095,346	0	54,450	0	321,245
Thomas M. Walker	0	0	0	15,000	0	0
Kevin P. Delaney	4,500	144,479	20,550	31,275	310,324	174,347
Mark A. Marcucci	0	0	51,376	42,375	829,463	284,136

Long-Term Incentive Plans — Awards in Fiscal Year 2006

The following table sets forth information concerning the awards to the named executive officers made in fiscal year 2006 for the three-year performance period of 2006 through 2008 under the Long-Term Incentive Plan (LTIP). Under the LTIP, the executives were granted Performance Unit awards, which give them the opportunity to earn specified cash amounts. Payouts of Performance Units are valued at the time of the payout based on the level of achievement against pre-established performance criteria. The two performance criteria for the Performance Units are earnings per share growth (50%) and relative total shareholder return (50%).

			Estimated Future Payouts
	Number		Under Non-Stock Price Based Plan(1)(2)(3)
	of	Performance	Threshold	Target	Maximum
Name	Units	Period	($)	($)	($)

Raymond A. Jean	5,100	11/1/05 - 10/31/08	191,250	510,000	1,020,000
Michael R. Bayles	1,900	11/1/05 - 10/31/08	71,250	190,000	380,000
Kevin P. Delaney	1,100	11/1/05 - 10/31/08	41,250	110,000	220,000
Mark A. Marcucci	1,200	11/1/05 - 10/31/08	45,000	120,000	240,000

(1)	Actual payouts are a function of EPS growth (50%) and relative shareholder return (50%) compared to a peer group of companies.

a.	EPS Growth (50%) — The EPS growth portion is not awarded until EPS growth equals 8%. EPS growth between 8% and 10% results in a target level payout and EPS growth above 12% results in the maximum payout for this portion of the LTIP Performance Unit.

b.	Relative Total Shareholder Return (50%) — If the Company’s performance is below the 40th percentile of the range relative to the performance peer group, then no amount will be earned for this portion of the Performance Units. Threshold awards will be earned for this portion of the Performance Units if the Company achieves 40th percentile performance. If the Company’s performance is at the 60th percentile of the peer group the Target award will be earned for this portion of the Performance Units. The Maximum award for this portion of the Performance Units will be earned if the Company’s performance is at or above the 75th percentile of the peer group companies.

(2)	In accordance with the terms of the DC Plan, officers may elect to defer under the DC Plan all or a portion of their compensation under the Quanex Corporation Long-Term Incentive Plan. Deferrals of LTIP payouts are not eligible to receive a matching notional Common Stock unit award under the DC Plan.

(3)	On December 5, 2006, subsequent to the Company’s fiscal 2006 year end, Messrs. Jean, Walker, Delaney and Marcucci received 6,000, 1,800, 1,100 and 1,200 performance units, respectively.

Retirement Plans

The Company provides additional retirement benefits to certain of its Named Executive Officers under the Quanex Corporation Supplemental Benefit Plan (“SERP”). Under the SERP, an eligible participant receives a monthly single life annuity payable at age 65 equal to:

•	2.75% of the highest 36-month average of salary and bonus compensation from the last 60 months of employment,

•	multiplied by the participant’s years of service (but not in excess of 20 years) and

•	reduced by:

•	any benefits payable to the participant under the Quanex Corporation Employees’ Pension Plan (“Qualified Plan”), and

•	50% of the participant’s Social Security benefits adjusted pro-rata for years of service not in excess of 20 years.

A participant must remain employed until he or she has accumulated 5 years of service in order to receive a benefit under the SERP. SERP participants are eligible for early retirement benefits when they attain age 55 with 5 years of service. The early retirement benefit is calculated based on average compensation and service at early retirement, and reduced by 5% for each year benefit commencement precedes age 65. SERP benefits are payable in a lump sum, in any optional form permitted under the Qualified Plan, or in installment payments over a period up to 20 years. All forms of payment are actuarially equivalent.

Upon a SERP participant’s termination of employment after a change in control, the participant is eligible to receive a lump sum payment in lieu of any other benefit payable from the SERP. The lump sum is equal to the present value of the SERP life annuity, which is payable immediately without reduction for early payment, based on the participant’s years of service and compensation at date of termination. The Plan will be administered in a manner that is intended to comply with Section 409A of the Code.

The Pension Plan Table shows the total annual retirement benefits payable as a single life annuity at age 65 from the Qualified Plan and SERP, prior to reductions for Social Security benefits required by the SERP.

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20+

$400,000	$55,000	$110,000	$165,000	$220,000
$500,000	$68,750	$137,500	$206,250	$275,000
$600,000	$82,500	$165,000	$247,500	$330,000
$700,000	$96,250	$192,500	$288,750	$385,000
$800,000	$110,000	$220,000	$330,000	$440,000
$900,000	$123,750	$247,500	$371,250	$495,000
$1,000,000	$137,500	$275,000	$412,500	$550,000
$1,100,000	$151,250	$302,500	$453,750	$605,000
$1,200,000	$165,000	$330,000	$495,000	$660,000
$1,300,000	$178,750	$357,500	$536,250	$715,000
$1,400,000	$192,500	$385,000	$577,500	$770,000
$1,500,000	$206,250	$412,500	$618,750	$825,000
$1,600,000	$220,000	$440,000	$660,000	$880,000
$1,700,000	$233,750	$467,500	$701,250	$935,000
$1,800,000	$247,500	$495,000	$742,500	$990,000
$1,900,000	$261,250	$522,500	$783,750	$1,045,000
$2,000,000	$275,000	$550,000	$825,000	$1,100,000

As of October 31, 2006, the individuals named in the Summary Compensation Table had the following years of service under the Company’s pension plans: Mr. Jean — 5; Mr. Walker — 0; Mr. Bayles — 5; and Mr. Delaney — 3; the other listed individuals do not participate in the SERP.

Change in Control Arrangements

The Company has entered into change in control agreements with all of its elected executive officers. The form of agreement provides that in the event of a “change in control” of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years, except for Messrs. Hammonds, Korb, Mannion and Marcucci, each of whose agreement provides for a two year period. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the

Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to the effective date of the agreement and his election, or nomination for election by Quanex stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. The form of agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. Upon an event that is a change in control, all options to acquire Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive will immediately vest and be fully exercisable, and all restrictions on restricted Common Stock granted to the executive will be removed and the stock will be fully transferable. If during the three-year period following a change in control the executive’s employment is terminated by the Company (or its successor) other than for “cause” (as defined in the agreement) or if the executive terminates his own employment with the company for “good reason” (as defined in the agreement), the executive will be entitled to a payment equal to 3 times the sum of (a) the executive’s base salary and (b) the executive’s annual bonus, except for Messrs. Hammonds, Korb, Mannion and Marcucci, each of whom will be entitled to a payment equal to 2 times the sum of (a) and (b). Such payments are to be payable in cash.

Equity Compensation Summary

The following table summarizes as of October 31, 2006, certain information regarding equity compensation to the Company’s employees, officers, directors and other persons under the Company’s equity compensation plans.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available
			for Future
	Number of Securities	Weighted-Average	Issuance Under Equity
	to be Issued	Exercise Price of	Compensation Plans
	Upon Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,184,314	$25.70	2,575,422
Equity compensation plans not approved by security holders(1)	141,647	14.28	—

Total	1,325,961	$24.48	2,575,422

(1)	The Quanex Corporation 1997 Key Employee Stock Plan was approved by the Company’s Board of Directors in October 1997. This plan provides for the granting of stock options to eligible persons employed by the Company who are not executive officers of the Company. Under the plan, the total number of stock options which may be granted is 900,000 shares. Stock options may be granted at not less than the fair market value (as defined in the plan) on the date the options are granted and generally become exercisable over three years in one-third annual increments. The options expire ten years after the date of grant. The Board of Directors may amend, terminate or suspend the plan at any time. This plan was terminated with respect to all future grants at the December 2005 Board of Directors’ meeting.

Relative Market Performance Presentation

The following graph compares the Company’s cumulative total stockholder return for the last five years with the cumulative total return for the Standard & Poor’s 500 composite Stock Index (the “S & P 500”), the Russell 2000 Index (the “Russell 2000”), and the Company’s industry peer group. The Company’s industry peer group is composed of Aleris International Inc., American Axle & Mfg Holdings, Barnes Group Inc, Building Materials Holding Corp., Carpenter Technology Corp., Dura Automotive Systems — Class B, Gibraltar Industries Inc. Modine Manufacturing Co., Royal Group Technologies Ltd., Steel Dynamics Inc., Superior Industries International, Timken Co., and Worthington Industries. The graph compares the Company to each of the industry peer group, the Russell 2000 and the S&P 500.

5-YEAR TOTAL SHAREHOLDER RETURN
QUANEX CORP vs. S&P 500, RUSSELL 2000, AND INDUSTRY PEER INDEX

SOURCE: Standard & Poor’s Research Insight

NOTES:	Assumes $100 invested on 10/30/01 in Quanex Corp. stock, in the S&P 500, Russell 2000, and in an Industry Peer Index. The companies included in the Industry Peer Index are:

Aleris International Inc., American Axle & Mfg Hldgs, Barnes Group Inc., Building Materials Hldg Corp., Carpenter Technology Corp., Dura Automotive Sys -Cl B, Gibraltar Industries Inc., Modine Manufacturing Co., Royal Group Technologies Ltd., Steel Dynamics Inc., Superior Industries Intl, Timken Co., and Worthington Industries.

Index Data	10/31/01	10/31/02	10/31/03	10/31/04	10/31/05	10/31/06
Quanex Corp.	$100.00	$139.50	$160.51	$206.24	$357.03	$314.01
S&P 500	$100.00	$84.90	$102.55	$112.20	$121.98	$141.90
Russell 2000	$100.00	$88.43	$126.78	$141.65	$158.76	$191.35
Industry Peer Index*	$100.00	$113.59	$130.46	$157.52	$177.62	$210.86

*	Peer Group:

-	Aleris International Inc. was acquired by an affiliate of Texas Pacific Group in December 2006.

-	Royal Group Technologies Ltd. was acquired by Georgia Gulf Corporation in October 2006.

COMMON STOCK OWNERSHIP

The following table sets forth, as of December 31, 2006, the number and percentage of beneficial ownership of shares of Common Stock, Restricted Stock Units, shares of Common Stock credited under the Deferred Compensation Plan, and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 8 of this Proxy Statement, and all officers and directors as a group. Each of the directors and executive officers has sole voting and investment power with respect to the securities listed by their name below.

				Common Stock
		Restricted	Common Stock	Underlying
	Common Stock	Stock	Credited Under	Exercisable
	Owned of Record	Units	DC Plan	Options(1)	Total	Percent

Raymond A. Jean	207,326	0	35,598	279,425	522,349	1.38
Michael R. Bayles(2)	13,448	0	28,534	7,450	49,432	*
Thomas M. Walker	8,300	0	1,391	0	9,691	*
Kevin P. Delaney	19,047	0	13,122	36,600	68,769	*
Mark A. Marcucci	25,136	0	0	74,876	100,012	*
Donald G. Barger	4,014	746	13,511	28,930	47,201	*
Susan F. Davis	25,182	746	17,907	19,930	63,765	*
Joseph J. Ross	6,273	746	12,488	37,930	57,437	*
Joseph D. Rupp	0	0	0	0	0	*
Vincent R. Scorsone	20,273	746	0	6,430	27,449	*
Richard L. Wellek	2,898	746	6,203	28,930	38,777	*
All Officers and Directors as a group(3)	343,733	3,730	139,194	559,577	1,046,234	2.77

*	Less than 1.0%

(1)	Includes options exercisable within 60 days.

(2)	Mr. Bayles retired from the Company, effective January 9, 2007.

(3)	Includes owned or credited shares totaling 22,953 for Mr. Hammonds, 19,653 for Mr. Korb and 18,746 for Mr. Mannion.

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that all such SEC filing requirements were satisfied during the fiscal year ended October 31, 2006, except as set forth below.

Phantom stock units were sold through the Quanex Corporation Deferred Compensation Plan on January 31, 2006, by Mr. Murphy of 28,671.177 shares that were not reported until February 22, 2006. Through the Quanex Corporation 401(k) Plan, excess contributions were returned to the plan as a result of annual discrimination testing on November 8, 2005, by Mr. Hammonds of 5.7135 shares and by Mr. Delaney of 2.721 shares that were not reported until March 28, 2006. Additional shares were returned on March 13, 2006, by Mr. Hammonds of 13.6335 shares, Mr. Delaney of 4.7235 shares and Mr. Bayles of 2.3955 shares that were not reported until March 28, 2006. Phantom stock units were sold through the Quanex Corporation Deferred Compensation Plan on April 30, 2006, by Mr. Murphy of 584.8226 shares that were not reported until May 3, 2006.

CORPORATE GOVERNANCE

Quanex Corporation’s business is managed under the direction of the Board of Directors. The following corporate governance guidelines have been adopted by the Board of Directors as the framework within which directors and management can effectively pursue Quanex’s objectives of adding to shareholder value. These guidelines reflect the practices and principles by which the Company operates. The Board periodically reviews and may update these guidelines and other corporate governance matters.

Corporate Governance Guidelines

The Board

1. The business of the Quanex Corporation (the “Company”) shall be managed by a Board of Directors (the “Board”) who shall exercise all the powers of the Company not reserved to the shareholders by statute, the Certification of Incorporation or the By-Laws of the Company.

2. The size of the Board, the classification of directors, the term of office, and the process for filling vacancies shall be in accordance with the Company’s Certificate of Incorporation and By-Laws.

Board Committees

3. The Board shall at all times maintain an Audit Committee, a Nominating & Corporate Governance Committee, and a Compensation & Management Development Committee, which shall operate in accordance with applicable laws, their respective Charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

4. The membership of the Audit Committee, the Compensation & Management Development Committee, or the Nominating & Corporate Governance Committee shall meet the independence requirements of applicable laws, the New York Stock Exchange, and if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

5. The Board may establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s By-Laws as the Board sees fit.

Board Procedure

6. The Board shall schedule a minimum of two executive sessions per year where non-management directors meet without management participation.

7. The Chairman of the Nominating & Corporate Governance Committee shall preside at each executive session.

8. The Board, in executive session, shall conduct an annual review of the performance of the Chief Executive Officer, taking into account the views and recommendations of the Chairman of the Compensation & Management Development Committee as set forth in the Committee’s Charter.

9. The Board shall review policies and procedures developed by the Company and reviewed and approved by the Compensation & Management Development Committee, regarding succession to the position of Chief Executive Officer and positions of other corporate officers and key executives in the event of emergency or retirement.

10. The Board shall conduct an annual Self-Assessment to determine whether it and its committees are functioning effectively. The full Board shall discuss the evaluation to determine what, if any, action could improve Board and Board committee performance.

11. The Board shall, with the assistance of the Nominating & Corporate Governance Committee, as appropriate, review these Corporate Governance Guidelines on an annual basis to determine whether any changes are appropriate.

Board Resources

12. The Board shall establish methods by which interested parties may communicate directly with the Chairpersons of each Committee or with non-employee directors of the Board as a group and cause such methods to be published.

13. The Company shall provide each director with complete access to the management of the Company, subject to reasonable notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

14. The Board and Board committees, to the extent set forth in the applicable committee Charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

15. The Board or the Company shall establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly-appointed directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

16. The Board or the Company shall encourage directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

Director Qualifications

17. A majority of the members of the Board must qualify as independent directors in accordance with the applicable rules of the New York Stock Exchange.

18. A director shall not stand for re-election after reaching 70 years of age.

19. Directors shall promptly report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee.

20. A director shall offer to resign from the Board if the Nominating & Corporate Governance Committee concludes that the director (a) no longer meets the Company’s requirements for service on the Board, or (b) has experienced a substantial reduction in responsibilities in full time employment for reasons other than retirement.

21. No director shall serve as a director, officer or employee of a competitor of the Company.

22. Non-employee directors shall not serve in a paid consulting role for the Company.

23. Directors shall advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

24. Non-employee directors shall serve on the board of no more than three other public companies.

25. A director who is also an officer of the Company shall not continue serving on the Board upon separation of employment with the Company, except in special instances to facilitate a transition of management.

26. The Nominating & Corporate Governance Committee shall be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board.

Director Responsibilities

27. Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

28. Directors are expected to attend all Board meetings and meetings of committees to which they are assigned, and at a minimum, 75 percent of such meetings each year.

29. Directors are expected to prepare for all meetings of the Board or committees to which they are assigned by reviewing the materials that are sent to all directors in advance of meetings.

30. Non-employee directors are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock valued at no less than $100,000, which shares or share equivalents may be accumulated over the first three years of service.

Director Compensation

31. The Nominating & Corporate Governance Committee shall review and recommend for Board approval the form and amount of non-employee director compensation, including cash, equity-based awards and other director compensation

Officer Responsibilities

32. The Chief Executive Officer shall serve on the board of no more than two other public companies.

33. Other executive officers shall serve on the board of no more than one other public company.

34. The Chief Executive Officer is expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 400% of the value of his/her base salary within three years of serving in said role. Senior officers are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 200% of their base salary and officers 100% of their base salary under the same terms.

Amendment & Waiver

35. The Quanex Corporate Governance Guidelines may be amended, modified, or waived by the Board and waivers of these Guidelines may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

Communications with the Company

Quanex invites inquiries to the Company and its Board of Directors. Interested persons may contact the appropriate individual or department by choosing one of the options below.

General

Investor Information:

For Investor Relations matters or to obtain a printed copy of the Company Code of Ethics, Corporate Governance Guidelines or charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees of the Board of Directors, send a request to the Company’s principal address below or inquiry@quanex.com. This material may also be obtained from the Company website at www.quanex.com by following the “Corporate Governance” link.

The Company’s required Securities Exchange Act filings such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge through the Company’s website, as soon as reasonably practicable after they have been filed with or furnished to the Securities and Exchange Commission (“SEC”) pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the “1934 Act”). Forms 3, 4 and 5 filed with respect to equity securities under Section 16(a) of the 1934 Act are also available on the Company’s website. All of these materials are located at the “Financial Information” link. They can also be obtained free of charge upon request to the Company’s principal address below or inquiry@quanex.com.

Communications with the Company’s Board of Directors:

Persons wishing to communicate to the Company’s Board of Directors or a specified individual director may do so by sending them in care of Raymond A. Jean, The Chairman of the Board of Directors, at the Company’s principal address below or hotline@quanex.com.

As noted in the Corporate Governance Guidelines, the Chairman of the Nominating and Corporate Governance Committee shall preside at each executive session of non-management directors. Any stockholder wishing to send communications to such presiding director, or non-management directors as a group, may do so by sending them in the care of Chairman, Nominating and Corporate Governance Committee, Quanex Corporation Board of Directors, at the Company’s principal executive offices.

Hotline

Accounting Issues:

Persons who have concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters may submit them to the Senior Vice President — Finance & Chief Financial Officer at the Company’s principal address or hotline@quanex.com.

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, they may contact the Audit Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

Reporting Illegal or Unethical Behavior:

Employees, officers and directors who suspect or know of violations of the Company Code of Business Conduct and Ethics, or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to report it. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Compliance Officer, Chief Financial Officer, Director of Internal Audit, or any corporate officer in person, by telephone, letter to the Company’s principal address or e-mail below. Quanex also encourages persons who are not affiliated with the Company to report any suspected illegal or unethical behavior.

1) By Letter

Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027

2) By Telephone

Direct Telephone (713) 877-5349
Toll Free Telephone (800) 231-8176
Toll Free HOTLINE (888) 704-8222

3) By Electronic Mail HOTLINE

hotline@quanex.com

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, he or she may contact the Nominating and Corporate Governance Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

COMMITTEES OF THE BOARD OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors has established several committees, currently consisting of an Audit Committee, a Compensation and Management Development Committee, an Executive Committee and a Nominating and Corporate Governance Committee. During fiscal 2006, the Board of Directors met six times, and at least twice in executive session, while the Audit Committee and the Compensation and Management Development Committee each met five times, and the Nominating and Corporate Governance Committee met twice. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members. The Company’s

Board of Directors holds a meeting immediately following each year’s annual meeting of stockholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of stockholders. All of the current members of the Board attended the 2006 annual meeting of stockholders.

Audit Committee

The members of the Audit Committee as of the date of its report were Messrs. Barger, Flaum and Ross (Chairman), each of whom satisfied the independence requirements of the New York Stock Exchange and met the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The current members of the Audit Committee are Messrs. Ross, Wellek and Barger (Chairman), each of whom also satisfies the independence requirements of the New York Stock Exchange, and meets the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. In addition, Messrs. Barger and Ross have each been designated “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K.

The Audit Committee’s responsibilities to the Board are detailed in the written Audit Committee Charter adopted by the Company’s Board of Directors, which is posted on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. Interested Stockholders may also obtain a copy of the Audit Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

Report to Stockholders

We have reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2006, with senior management and with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company. In addition, we have reviewed and discussed with senior management the design and effectiveness of the Company’s internal controls over financial reporting and have further reviewed and discussed the opinion and audit of Deloitte & Touche LLP regarding those controls.

We discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements. We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company’s most recent financial statements. We have also reviewed and approved limited non-audit services rendered by Deloitte & Touche LLP and approved all fees paid for audit and non-audit services.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006. The Committee also evaluated and selected Deloitte & Touche LLP as independent auditors for fiscal year 2007.

The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall they be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Audit Committee

Joseph J. Ross, Chairman
Donald G. Barger, Jr.
Russell M. Flaum

Dated December 5, 2006

Audit and Related Fees

The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended October 31, 2006 and October 31, 2005, and fees billed for other services rendered by Deloitte & Touche LLP during these periods.

	FY 2006	FY 2005

Audit Fees(1)	$1,969,000	$2,559,000
Audit Related Fees(2)	104,000	149,000
Tax Fees(3)	70,000	65,000
All Other Fees(4)	83,000	9,000

Total	$2,226,000	$2,782,000

(1)	Audit Fees consist of professional services and related expenses rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit of internal controls and review of financial statements included in Forms 10-Q and Form 10-K.

(2)	Audit Related Fees include assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees, including review of registration statements and issuance of consents. Also included in Audit Related Fees are amounts associated with employee benefit plan audits.

(3)	Tax Fees include professional services rendered by Deloitte & Touche LLP for tax return reviews and miscellaneous consulting.

(4)	All Other Fees include all other services provided by Deloitte & Touche LLP, other than those reported above, including purchase price accounting services and other miscellaneous consulting.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Deloitte & Touche’s engagement to conduct the audit of Quanex Corporation for fiscal 2006 was approved by the Audit Committee on December 1, 2005. Additionally, each permissible audit and non-audit engagement or relationship between the Company and Deloitte & Touche LLP entered into during fiscal 2005 and fiscal 2006 was reviewed and approved by the Audit Committee, as provided in its charter.

We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its 2006 audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche LLP. The Audit Committee has determined that the provisions of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche LLP.

Compensation and Management Development Committee

The current members of the Compensation and Management Development Committee are Messrs. Barger and Wellek and Ms. Davis (Chairwoman). The Compensation and Management Development Committee’s responsibilities to the Board are detailed in the Compensation and Management Development Committee Charter which is available on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. Interested stockholders may also obtain a copy of the Compensation and Management Development Committee Charter, free of charge, by contacting the Company’s Investor Relations Department at the address and phone number listed in the section entitled “Communications with the Company”.

During the fiscal year ended October 31, 2006, each of Ms. Davis and Messrs. Barger and Wellek satisfied the independence requirements of the New York Stock Exchange and met the definitions of “non-employee director” under Rule 16b-3 under the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

Report to Stockholders on Executive Compensation

The Compensation and Management Development Committee (the “Committee”) of your Board of Directors is pleased to present its annual report, which is intended to inform stockholders of the Company’s executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 2006.

The Committee’s responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual, long term and stock incentive plans. In addition to these duties, the Committee also reviews the Company’s plans and processes for senior management selection, development and succession. During the 2006 fiscal year, the Committee met five times.

Compensation Philosophy

The objective of the executive compensation program is to foster a pay for performance culture and closely align the interests of executives and shareholders. The Committee’s goals in setting executive compensation are to:

•	Provide meaningful, reasonable and competitive programs that aide in the attraction and retention of qualified senior managers.

•	Structure the compensation program to provide reward opportunities that support and further the Company’s operating strategy and results-oriented culture.

•	Pay for performance through emphasis on variable compensation, giving individuals the opportunity to earn above-average compensation when the Company achieves above-average results relative to its operating goals, peer group and general industry.

Competitive Positioning

On an annual basis the Committee, in conjunction with executive management and with the assistance of an outside compensation advisor, assesses the competitiveness and effectiveness of the overall executive compensation program. This assessment compares the compensation levels of its executives and the performance of the Company to that of the Company’s peer group and general industry. The peer group was developed by the Committee’s independent compensation consultant and consists of similarly sized competitors. The Committee reviews an independently prepared analysis of Company performance relative to its peers for meaningful performance measures such as profitability, growth, and capital utilization. The Company uses two primary sources for market compensation comparisons. The first is compensation surveys published by national compensation consulting firms. These surveys are comprised of a broad group of manufacturing and general industry companies, adjusted for size and job responsibility. The second is a group of peer companies included in the Relative Market Performance graph presented elsewhere in this Proxy. Together these sources provide a meaningful representation of the market in which the Company competes for executive talent.

Program Overview

The executive compensation program consists primarily of base salary, annual cash incentive compensation, executive benefits and long-term incentives composed of long-term stock option grants, restricted stock grants and performance unit awards. Since the majority of the value of the executive compensation program for Quanex executives is delivered through performance based incentive programs, much of the value of the total compensation package is at-risk. The more responsibility an executive has, the more pay is at-risk, as a percentage of total compensation. The following is a discussion of each of the principal components of the total executive compensation program.

Base Salary

The base salary program targets the median of the competitive market based on the general industry and peer group assessment conducted by the Committee’s independent compensation advisor. Salaries for each executive are reviewed on an annual basis. Salary adjustments are based on the individual’s experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company’s financial results. Taking these factors into account, an executive’s base salary may be above or below the median (50th percentile of the market) at any point in time. Overall, the base salaries of the corporate officers and key executives are slightly below the market median.

Annual Incentive Compensation

The Committee administers the Executive Incentive Compensation Program (“EICP”), the Company’s annual cash bonus program for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility. The Committee ceased using the EICP this year with the stockholder approved Quanex Corporation 2006 Omnibus Incentive Plan (“2006 Omnibus Incentive Plan”) in February 2006 and issued Annual Incentive Awards (“AIA”) in December 2006.

The EICP/AIA, relies on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measure is “return on invested capital”*(. For group, division and business unit executives, the key performance measure is the business unit ratio of operating income to net assets employed. The participants in the EICP/AIA are assigned a target award opportunity, expressed as a percentage of base salary, based on competitive practices. Depending on actual performance, the participant can earn from 0% to 200% of their target award opportunity. EICP/AIA award opportunities and the respective performance standards are calibrated such that total annual cash compensation will generally approximate the market 75th percentile when Company performance results significantly exceed the predetermined goals.

For fiscal year 2006, the Company achieved a return on invested capital of 20.4% (excluding income statement impact of LIFO inventory adjustments and loss on sale of discontinued operations), thereby exceeding its return on invested capital corporate goal of 15.6%. Based on these results, the Company paid to the named executive officers annual bonuses equal to 188.6% of their target award opportunity.

Long-Term Incentive Compensation

The goal of the Company’s long-term incentive program is to directly link a significant portion of the executive’s compensation to the enhancement of shareholder value. Long-term incentives also encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company has a policy to encourage corporate officers and key executives to own and maintain significant stock holdings through executive stock ownership guidelines.

The Company utilizes various long-term incentive vehicles to convey long-term compensation. The long-term incentive vehicles include stock options, performance units and restricted stock awards. The mix of incentives varies from year to year. All grants made in December 2006 were granted from the 2006 Omnibus Incentive Plan approved by the stockholders in February 2006.

Stock Options

Stock option grants are determined and awarded by the Committee annually in December. Stock options are awarded to executive officers of the Company as well as other key employees in the organization. The number of stock options awarded to executive officers was determined by taking approximately 50% of the participant’s total long-term incentive target award value, and dividing it by the Black-Scholes value of an option to purchase

     * “Return on Invested Capital” is defined as the annual net income of the Company plus interest expense (net of the income tax benefit at the respective effective tax rate) divided by the sum of the average shareholders’ equity plus long term debt for the last five quarters.

Company stock. The Committee believes that stock options granted at fair market value have a strong motivational link to stock price performance over time. Options are granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. For fiscal year 2006, the Committee granted options to purchase shares of common stock to participants on December 1, 2005, consistent with this philosophy.

The Company annually grants stock options to other key business leaders based on their performance and contribution during the year. Options are granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. Consistent with this policy, the Committee granted options to purchase shares of common stock to other key business leaders on December 1, 2005. The total number of options granted during fiscal 2006 was 278,828.

Performance Units

The Committee utilizes and administers a long-term performance unit cash plan for senior executives. Performance unit award grants are made annually in December and approximately 25% of the participant’s total long-term incentive value is comprised of performance units. The units have a pre-determined target award value which is used to calculate the number of units granted to each executive. The ultimate value of each unit is determined at the end of a three-year performance cycle. To the degree pre-determined performance goals are exceeded, the cash payout will exceed the target values, up to a maximum of 200% of target value. To the extent performance goals are not met, the cash payouts will be below target values. If performance is below a threshold level, there would be no payout for that performance cycle. The cash payout (if any) is determined and paid after the three-year performance period ends.

The Committee has set two performance criteria for the Performance Units. Earnings Per Share (EPS) growth (50% of the total performance unit award) is expressed as the cumulative EPS value over the performance period. Target values are set at the time of the award by the Committee. The Committee believes this award has a strong link to stock price performance and focuses management on bottom line results over a longer term period. Relative total shareholder return (50% of the total performance unit award) is expressed as the stock price appreciation plus dividends reinvested, compared to a peer group of companies. This peer group is generally the same as the one used to compare total shareholder return as described in the Relative Market Performance Graph. The Committee believes this award has a strong link to stock price performance, helps to smooth out the motivational effect of stock market volatility, and measures Company performance within the context of its competitive environment.

For fiscal year 2006, performance unit plan participants included the Chairman and Chief Executive Officer; the Senior Vice President — Finance and Chief Financial Officer; the Senior Vice President — General Counsel and Secretary; the Corporate Senior Vice President and President — Building Products, the Vice President — Controller, the President of its MACSTEEL division, Vice President — Business Development and the Vice President — Treasurer.

At the end of fiscal year 2006, the performance period for the fiscal 2004 plan year ended. The Company achieved 200% on the EPS goal relative to target and achieved 126% of target on relative TSR over the three-year period. As a result, each unit paid out at 163% of target.

Restricted Stock

The Company also grants restricted stock awards to participants. The number of restricted stock awards was determined by taking approximately 25% of the participants’ long-term incentive value, and dividing by the stock price at the time of the award. The restricted stock awards typically vest three years after the award is granted if the participant remains with the Company.

Executive Benefits

The Company believes that, in attracting and retaining top executive talent, it is critical to provide comprehensive benefits that are competitive with the market and meaningful to executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations, and to provide a mechanism for recruiting and retaining executives. The Company provides corporate officers with supplemental retirement and life insurance benefits. The Committee’s independent compensation consultant conducted a review of prevalence of executive benefits and perquisites. Based on the review, the Company’s perquisites and benefits are typical when compared to both general industry and the durable goods manufacturing industry.

Compensation of the Chief Executive Officer

The Chief Executive Officer, Mr. Raymond A. Jean, participates in the executive compensation program described in this report.

Base Salary

In December of 2006, Mr. Jean’s annual base salary was set at $740,000, an increase of 8.0% over the last fiscal year. The Committee based its decision to increase Mr. Jean’s salary on the following factors: the Company’s outstanding results, his superior performance and leadership, his competitive position relative to the market, and the desire to retain his services. This salary increase moves Mr. Jean’s base salary closer to the Company’s stated strategy of market median.

Annual Incentive

Mr. Jean participates in the Company’s annual incentive plan, EICP, with a target award opportunity of 100% of base salary. He has the opportunity to earn a maximum of 200% of salary for superior performance, or 0 based on performance below a certain threshold. For fiscal 2006, Mr. Jean received an annual incentive award of $1,292,203. This represented an achievement of 188.6% of his salary based on superior Company performance against stated goals.

Long-Term Incentives

During fiscal 2006, Mr. Jean was awarded long-term incentives in the form of 41,200 options, 9,000 restricted shares, and 5,100 performance units. In 2006 Mr. Jean received a payout of $423,800 for the three year performance period beginning in fiscal 2004 under the performance unit plan. This award represented an above target payout for the Company’s superior performance against the plan’s goals. Specifically the Company achieved total shareholder return of 64th percentile of the peer group, and average annual earnings per share growth of 59%.

Benefits and Perquisites

Mr. Jean participates in the Company’s employee benefit programs. In addition, he participates in the executive benefits described above, as well as certain perquisites including personal financial planning, company car allowance, club membership, and physical exams.

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company’s five highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders.

In general, the Company believes that compensation relating to options granted under its current employee stock option plans qualifies for exclusion from the $1 million limitation. Compensation relating to previously issued grants from the Company’s restricted stock and incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee under the Company’s previous plans in establishing the performance goals for such awards. While that discretion provided the Committee flexibility in administering the program to optimize effectiveness through goals such as corporate objectives that may not lend themselves to specific target setting, the Committee presented the 2006 Omnibus Incentive Plan to the stockholders for approval in order to provide the Company the deductibility of compensation in compliance with Section 162(m) and the stockholders approved it at their February 2006 meeting. The predetermined objective standards set forth in the 2006 Omnibus Incentive Plan provide for the appropriate incentives to align stockholders and executives’ long term interests.

Compensation and Management Development Committee

Susan F. Davis, Chairwoman
Donald G. Barger, Jr.
Richard L. Wellek

Dated December 5, 2006

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee as of the date of its report were Messrs. Scorsone, Wellek and Flaum (Chairman), each of whom satisfied the independence requirements of the New York Stock Exchange. The current members of the Nominating and Corporate Governance Committee are Messrs. Rupp, Scorsone, Wellek and Ross (Chairman), each of whom also satisfies the independence requirements of the New York Stock Exchange.

The Nominating and Corporate Governance Committee’s responsibilities to the Board are detailed in the Nominating and Corporate Governance Committee Charter available on the Company’s website at www.quanex.com and incorporated herein by reference. Interested Stockholders may also obtain a copy of the Nominating and Corporate Governance Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

The Nominating and Corporate Governance Committee develops and maintains qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of the Company and its officers and directors, as well as third parties when it deems necessary, to identify and evaluate nominees for director, including nominees recommended by stockholders.

The Company’s Corporate Governance Guidelines set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and Securities and Exchange Commission. In addition, the Corporate Governance Guidelines set forth the minimum qualifications for a director and provide that the Nominating and Corporate Governance Committee will be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board. In general, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict with the interests of the Company, and be willing and able to commit the necessary time for Board and committee service.

The Nominating and Corporate Governance Committee will consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the Chairman of such committee at the Company’s principal executive office and received by the Chairman of such committee before November 1st of each year with respect to the annual stockholders’ meeting that is held thereafter. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by the committee or by a stockholder.

Nomination of Directors

The Company’s Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at the meeting. The Company’s Bylaws also provide that a stockholder must give written notice of such stockholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders, provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a stockholder’s intent to nominate a person for director at the 2008 Annual Meeting must be given on or before November 29, 2007.

Nominating and Corporate Governance Committee

Russell M. Flaum, Chairman
Vincent R. Scorsone
Richard L. Wellek

Dated December 6, 2006

Executive Committee

The current members of the Executive Committee are Messrs. Ross, Barger and Jean, who is Chairman. When necessary, this committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

FURTHER INFORMATION

Principal Stockholders

The following table contains information, as of November 30, 2006, regarding the beneficial ownership of each person or entity who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock. Such information is based upon information provided to the Company by such owners or their required SEC filings.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address	Ownership		(%)

Lord Abbett & Co. LLC, 90 Hudson Street, Jersey City, NJ 07302	5,361,741	(1)	14.48
Barclays Global Investors, 45 Fremont Street, San Francisco, CA 94105	4,000,837	(2)	10.80

(1)	Lord, Abbett & Co. LLC possesses sole investment discretion and sole voting on 5,077,366 shares.

(2)	Barclays Global Investors, a subsidiary of Barclays PLC, a United Kingdom financial services company, possesses shared investment discretion with respect to all shares and sole voting authority with respect to 3,838,051 shares.

Other Matters and Stockholder Proposals

The Audit Committee has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2007. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

Any proposals of stockholders to be presented at the Annual Meeting to be held in 2008, to be eligible for inclusion in the Company’s Proxy Statement for the meeting under applicable rules of the Securities and Exchange Commission, must be received by the Company no later than September 21, 2007.

The Company’s Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2008 meeting would be December 29, 2007) nor more than 180 days (which for the 2007 meeting would be August 31, 2007) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2008 meeting would be April 12, 2008) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s notice to the Secretary must set forth with respect to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

The Financial and Other Information required by Item 13 of Regulation 14A of the Securities and Exchange Act of 1934 is included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, and is incorporated herein by reference. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 (including the financial statements, the financial statement schedules, and any exhibits), as filed with the Securities and Exchange Commission, are available at no charge to stockholders of record upon written request to the address set forth above in the section entitled “Communications with the Company”.

Houston, Texas
January 19, 2007

Dear Fellow Stockholder:
You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Tuesday, February 27, 2007, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE BOARD’S NOMINEES FOR DIRECTOR AND IN FAVOR OF THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Quanex Corporation 1900 West Loop South, Suite 1500 Houston, TX 77027	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 27, 2007.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Donald G. Barger, and Raymond A. Jean, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 26, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/nx/ — QUICK * * * EASY * * * IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 26, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Quanex Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
YOUR VOTE IS IMPORTANT
If you vote by Phone or Internet, please do not mail your Proxy Card
▼ Please detach here ▼
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Elect two directors to serve until the Annual Meeting of Stockholders in 2010.	01 Joseph J. Ross 02 Richard L. Wellek	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve the amendment to Article Four of the Company’s Certificate of Incorporation to increase the total number of authorized shares of the Company’s common stock to 100,000,000 shares.			☐ For ☐ Against ☐ Abstain

3.	Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.